UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
November 9, 2017
(Date of earliest event reported)

Commission file number 1-7810
Energen Corporation
(Exact name of registrant as specified in its charter)

Alabama	63-0757759
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

605 Richard Arrington Jr. Boulevard North, Birmingham, Alabama	35203-2707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code
(205) 326-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant t Section 13(a) of the Exchange Act ☐.

Section 1 – Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement

Effective November 9, 2017, Energen Corporation (“Energen”) entered into a seventh amendment to credit agreement and first amendment to pledge and security agreements (the “Amendment”) among Energen, as borrower, Wells Fargo Bank, National Association, as administrative agent, Energen Resources Corporation (“Energen Resources”), as guarantor, and the institutions named therein as lenders. The Amendment makes certain changes to the terms of Energen’s credit agreement dated September 2, 2014 (as previously amended, the “Credit Agreement”) and certain changes to the terms of the related pledge and security agreements dated September 2, 2014 (the “Pledge and Security Agreements”) entered into by Energen and Energen Resources. Terms used and not defined herein have the respective meanings given to such terms in the Credit Agreement and the Amendment, respectively.

The Amendment changes the Credit Agreement to increase the amount of the Borrowing Base from $1.4 billion to $1.7 billion as a result of the October 1, 2017 Scheduled Redetermination. The Aggregate Commitment under the Credit Agreement did not change and remains at $1.05 billion. The Amendment also removes the provisions in the Credit Agreement relating to Energen’s achievement of certain investment grade ratings from designated rating agencies (including those providing for an adjustment of interest rates and the release of collateral during an Investment Grade Period); modifies the Change in Control definition contained in the Credit Agreement by deleting the continuing director trigger and changing the terms of the two remaining triggers; changes the Credit Agreement provision relating to certain Senior Notes that may be issued by Energen without a reduction in the Borrowing Base by extending the deadline for issuing such Senior Notes from the delivery of the New Borrowing Base Notice for the Scheduled Redetermination scheduled to occur on or about October 1, 2017 to the delivery of the New Borrowing Base Notice for the Scheduled Redetermination scheduled to occur on or about April 1, 2018; adds certain requirements to the Credit Agreement relating to the delivery of Control Agreements with respect to Energen’s and Energen Resources’ Deposit Accounts, Commodity Accounts and Securities Accounts (other than De Minimis Accounts and Excluded Accounts); and changes certain restrictions in the Credit Agreement relating to the Redemption of Existing Senior Notes and Senior Notes by adding certain liquidity, leverage and other tests that, if met, would allow Energen to draw on the credit facility to repay such notes.

The Amendment changes each of the Pledge and Security Agreements to modify certain requirements relating to Control Agreements for Energen’s and Energen Resources’ Deposit Accounts, Commodity Accounts and Securities Accounts (other than De Minimis Accounts and Excluded Accounts) and to remove a provision that would have allowed Energen to terminate each agreement during an Investment Grade Period.

In the ordinary course of their respective businesses, certain of the lenders and other parties to the Amendment and their respective affiliates have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory or other services to Energen and its affiliates for which they have in the past and may in the future receive customary compensation and expense reimbursement.

The preceding summary of the material terms of the Amendment is qualified in its entirety by the full text of such agreement, which is filed herewith as Exhibit 10.1. In the event of any discrepancy between the preceding summary and the text of the Amendment, the text of the Amendment shall control.

Section 9 Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(d)    Exhibits.
EXHIBIT
NUMBER    DESCRIPTION

10.1
Seventh Amendment to the Credit Agreement and First Amendment to Pledge and Security Agreements, dated as of November 9, 2017, by and among Energen Corporation, as borrower, Wells Fargo Bank, National Association, as administrative agent, Energen Resources Corporation, as guarantor, and the institutions named therein as lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGEN CORPORATION
(Registrant)

November 14, 2017	By /s/ Charles W. Porter, Jr.
Charles W. Porter, Jr.
Vice President, Chief Financial Officer and Treasurer of Energen Corporation

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